EXHIBIT 11

Board of Directors Meeting on 5th April 2004

VEOLIA ENVIRONNEMENT CODE OF ETHICS

Date: March 2, 2004

Recognizing the importance of integrity on the part of its senior executives responsible for public disclosure and financial information, Veolia Environnement (the “Company”) has adopted this Code of Ethics (the “Code”). Accordingly, it is the Company’s policy that each of the Chief Executive Officer (Président-Directeur Général), the Chief Financial Officer (Directeur Financier) and the Chief Accounting Officer or Controller (Directeur de la Comptabilité) of the Company, the Chief Executive Officer (Directeur Général), and any other officer performing similar functions, shall:

•	conduct themselves at all times with honesty and integrity, avoiding and if not possible reporting actual or apparent conflicts of interest between personal and professional relationships;

•	cause the Company to provide disclosure that is full, fair, accurate, complete, objective, timely and understandable in all material respects in the Company’s reports filed with the Autorité des Marchés Financiers and with the U.S. Securities and Exchange Commission and in its other public communications;

•	cause the Company to comply with applicable laws, rules and regulations of all French, U.S. and other governmental entities and other private and public regulatory agencies to which the Company is subject, including Euronext Paris S.A., the New York Stock Exchange, and any other exchanges on which the Company’s securities may be listed, to the extent applicable or relevant in light of their respective duties and powers within the Company;

•	act in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts or circumstances;

•	act objectively, without allowing his or her independent judgment to be subordinated;

•	respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and refrain from using any Company information for personal advantage;

•	share knowledge and skills with others within the Company, to the extent appropriate and consistent with applicable law;

•	promote ethical behavior among employees under his or her supervision;

•	accept accountability for adherence to this Code and promote compliance with this Code by others under his or her supervision;

•	cause the Company to achieve responsible use of and control over all assets and resources of the Company entrusted to him or her.

Any reports of violations of this Code should be made to the Director of Internal Audit (Directeur de l’Audit Interne) of the Company.

The Company shall make this Code available to the public and shall disclose any amendments or waivers to it on a regular basis.

Translation for convenience purposes only.